SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”), dated as of November 3, 2008, by and between ELITE PHARMACEUTICALS, INC., with offices at 165 Ludlow Avenue, Northvale, New Jersey 07647 (the “Company”), and CHARAN BEHL.

BACKGROUND

          WHEREAS, Employee is presently employed by the Company; and

          WHEREAS, Employee’s employment with the Company has been terminated as of the Separation Date (as defined below), and, in connection therewith, the Company has agreed to provide certain benefits to Employee in consideration of Employee’s execution and performance of this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS

           1.      Termination of Employment. Employee acknowledges that his employment with the Company shall terminate as of, and that his work-through date with the Company is the close of business on November 3, 2008 (the “Separation Date”).

           (a)      Employment Agreement. Employee acknowledges and hereby waives his entitlement to certain notice and payment provisions upon termination under his Amended and Restated Employment Agreement dated February 9, 2007, by and between Employee and the Company (the “Employment Agreement”). In particular, Employee hereby waives his right to notice under Section 3.2.4 and all obligations of the Company to the Employee set forth in Sections 3.3, 3.2.4, 3.3.2 of the Employment Agreement, including without limitation the Severance Amount (as such term is defined in the Employment Agreement).

           (b)      Payments. The Company shall pay to Employee (i) $25,000 (which amount represents the unpaid guaranteed bonus as of March 2008), (ii) $12,019 (which amount represents 2 1/5 weeks of unpaid vacation for the 2008 fiscal year) and (iii) $14,263 in expense reimbursements. Employee acknowledges that there are no payment amounts outstanding to Employee under the Employment Agreement and that all expenses to which he may be entitled to reimbursement under the Company’s reimbursement policy have been reimbursed.

           (c)      Option Agreements. Employee acknowledges the grant of options to purchase up to 750,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company at an exercise price of $2.25 per share as set forth in the Incentive Stock Option Letter Agreements dated November 13, 2006, the “Option Agreements”), which is each attached hereto as Exhibit A. Employee acknowledges that pursuant to two of the Option Agreements, options

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to purchase 500,000 shares of Common Stock are unvested and shall terminate as of the Separation Date. Employee acknowledges that he has 90 days following the Separation Date of which to exercise the remaining options to purchase up to 250,000 shares of Common Stock.

         2.      Severance Benefits. The Company shall pay to Employee a severance payment of Twenty Thousand Five Hundred Forty Eight Dollars (US$20,548) less any payroll or withholding taxes (the “Severance Payment”). The Company shall grant to Employee an option to purchase 50,000 shares of Common Stock (the “Severance Option”). The Severance Option shall be fully vested and have an exercise price equal to $[___] (which amount represents the closing price of Common Stock on the American Stock Exchange on the date prior to the grant). Upon payment of the Severance Payment and grant of the Severance Option, the Company shall have no further obligation to Employee, including, without limitation, on account of his service as an employee of the Company.

          3.      Covenants, Representations and Warranties of the Parties. The Company and Employee each represents and warrants to the other (as to itself) that (i) the party has full authority and capacity to enter into and perform the party’s obligations under this Agreement (having obtained all requisite corporate, company and/or governmental approvals), (ii) this Agreement has been fully authorized, executed and delivered by the party and that the party has full legal right, power and authority to enter into and perform this Agreement, which constitutes a valid and binding agreement between the parties, enforceable against the party in accordance with its terms, (iii) there are no agreements between the party and any third party that conflict with this Agreement; and (iv) no consent or approval of any third party, court or governmental agency is required in connection with the party’s execution and performance of this Agreement.

          4.      General Release of Claims and Covenants Not to Sue. Employee for himself and his respective administrators, executors, agents, beneficiaries and assigns, does hereby waive, release and forever discharge the Company (as hereinafter defined for the purposes of this Section 4) of and from any and all Claims (as defined below). Employee agrees not to file a lawsuit to assert any such Claim. This release covers all Claims arising from the beginning of time up to and including the date of this Agreement, but does not cover Claims relating to the validity or enforcement of this Agreement. In addition, Employee irrevocably and unconditionally releases, forever discharges, and agrees to indemnify and hold harmless the Company from all Claims Employee believes or, at a later date may believe, he has against the Company for any actions arising out of Employee’s employment with or separation from the Company from the beginning of time up to and including the date of this Agreement, whether known or unknown as of the date of this Agreement.

               (a)      Definition of “Claims”. (i) For purposes of this Agreement, “Claims” includes without limitation all actions or demands of any kind that Employee now has, or may have or claim to have in the future arising out of occurrences on or before the date of this Agreement. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

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               (ii) The nature of Claims covered by this release and covenant not to sue includes, without limitation, all actions or demands in any way based on Employee’s employment with Company, the terms and conditions of such employment, or the termination of such employment. More specifically, all of the following are included in the types of Claims that will be barred by this release and covenant not to sue: (i) contract claims (whether express or implied), (ii) tort claims (such as for defamation or emotional distress), (iii) claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind, (iii) claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap or disability, national origin, or any other legally protected class, (iv) claims under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Workers Adjustment and Retraining Notification Act, the New York State Human Rights Law (Article 15 of the New York State Employee Law), the New York City Human Rights Law (Title I, Chapter B of the Administrative Code of the City of New York), or any other federal, state or local statute or ordinance, (v) claims under Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws; and (vi) claims for wrongful discharge.

                (b)      Definition of “Company”. For purposes of this Section 4, “Company” includes, without limitation, Elite Pharmaceuticals, Inc., and its past, present and future parents, Affiliates (as defined below), subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts and each of their respective past, present and future directors, officers, partners, shareholders, members, managers, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees.

               (c)      Definition of “Affiliate”. For purposes of this Agreement, “Affiliate” (and its derivations) shall mean, with respect to any person, any other person who controls, is controlled by or is under common control with such person. For purposes of the definition of Affiliate, "control" means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

               (d)      Employee’s Acknowledgment of Scope of Release. Employee declares and agrees that any Claims he may have incurred or sustained may not be fully known to him and may be more numerous and more serious than he now believes or expects. Further, in entering into this Agreement, Employee relies wholly upon his own judgment of the future development, progress and result of said Claims, both known and unknown, and acknowledges that he has not been influenced to any extent whatsoever in the making of this Agreement by any representations or statements regarding said Claims made by individuals or entities who are within the definition of Company above. Employee further acknowledges that he accepts the terms herein in full settlement and satisfaction of all such Claims.

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     5.      Restrictive Covenants of Employee.

          (a)      Employment Agreement. Employee acknowledges that he has certain obligations under his Employment Agreement dated as of February 9, 2007. In particular, Employee acknowledges his obligations under Sections 4 and 5: “Protection of Confidential Information and Trade Secrets; Non-Competition; No Solicitation” and “Continued Cooperation; Return of Documents and Property; Injunctive Relief; Non-Exclusivity and Survival” of the Employment Agreement. Employee agrees that he will continue to be bound by and shall abide by such provisions.

         (b)      Confidentiality.

               (i)      Employee acknowledges and agrees that, during his employment with the Company, he had access to Proprietary Information (as defined below) and that the Proprietary Information is the exclusive property of the Company or the party that disclosed or delivered such information to the Company. Employee agrees not to use the Proprietary Information, directly or indirectly, and agrees that he will promptly notify the Company of any unauthorized disclosure of Proprietary Information. Specifically, Employee agrees that all Proprietary Information or inventions developed as a direct result of his efforts on behalf of the Company during his employment with the Company remain the exclusive property of the Company, and that Employee has no ownership interest therein. For purposes of this Agreement, “Proprietary Information” means all of the following information and material, whether or not reduced to writing and whether or not patentable, that Employee, during his employment with the Company, had access to or developed, in whole or in part, as a direct or indirect result of either his efforts on behalf of the Company or through the use of any of the Company’s facilities or resources: (i) computer software, including without limitation all source and object code, flow charts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals; (ii) production processes, collection and receivable management processes, procedures and techniques, marketing techniques, licensing or sales policies, financial information, employee names and job descriptions, customer and prospective customer names and requirements, data and other information or materials relating to the manner in which the customer, prospective customer or the Company do business; (iii) patents, patent applications, trademarks, trademark applications and any other intellectual property rights and discoveries, concepts and ideas (including but not limited to the nature and results of research and development activities), processes, formulae, techniques, “know-how”, designs, drawings and specifications, information relating to products, proposed products, agreements with or proprietary information of third parties, and clinical data and analysis, clinical trials, applications and communications with the United States Food and Drug Administration; (iv) any other information or materials relating to the business or activities of the Company which is not generally known to others engaged in similar business or activities; (v) all inventions and ideas which are derived from or relate to Employee’s access to, or knowledge of, any of the information or materials describe herein; (vi) any of the information or material described herein which is the property of any other person or firm which has revealed or delivered such information or material to the Company pursuant to a contractual relationship with the Company or otherwise in the course of the Company’s business. Proprietary Information shall not include any information or material of the type described herein to the extent that such information or material is or becomes publicly known through no act on Employee’s part in violation of this confidentiality provision.

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               (ii)      Employee further agrees that he shall maintain the terms of this Agreement and the negotiations leading up to it in the STRICTEST CONFIDENCE. Employee shall not disclose or discuss any of the terms of this Agreement or the negotiations leading up to it with anyone other than: Employee’s immediate family members, accountant, the Internal Revenue Service, legal representative, or pursuant to subpoena issued as part of a legal proceeding; provided that, before disclosing the terms of this Agreement or the negotiations leading up to it to any of the foregoing, Employee shall advise the recipient regarding the existence of this confidentiality provision and obtain the agreement of the recipient to maintain the information in accordance with this provision.

          (c)      Return of Corporate Property and Associated Expenses. Employee represents that he has returned to the Company all corporate property and copies thereof in his possession or under his custody or control, including without limitation, corporate credit cards, identification badge, calling cards, cellular or mobile telephone, and computer equipment and software. Employee’s access to such property and facilities shall cease effective as of the Separation Date. In addition, Employee represents and warrants to the Company that he has returned to the Company, and has not retained copies of, all customer records, whether in print or electronic form, and Employee specifically represents and warrants to the Company that he has deleted all such information from any personal computer or other electronic storage media in his possession. Employee’s access to such property and facilities, records, and information shall cease effective as of the Separation Date.

          (d)      Non-Disparagement. Employee agrees that he shall not, directly or indirectly, defame, disparage, make negative comments about, whether or not true, the name or reputation of the Company or any of its Affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its Affiliates, or act in any other manner that is intended to or does damage the good will, business or personal reputations of the Company or any of its Affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its Affiliates. The provisions of this Section 5(d) shall survive any termination of this Agreement and the termination of the Employee’s employment with the Company.

     6.      Acknowledgements of Employee.

          (a)      Except as provided for in Section 2, the Company shall have no further obligation to Employee, including, without limitation, on account of his service as an employee of the Company.

          (b)      Employee acknowledges that any payments or benefits provided to Employee under the terms of this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of Employee’s employment or separation therefrom.

          (c)      Employee agrees and acknowledges that Employee's right to receive and keep the Severance Payment and Severance Option is conditioned upon Employee continuing to

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observe, and not be in breach of, the provisions of any of the terms or conditions provided for in this Agreement. Upon any breach hereof, all severance compensation and other benefits due Employee pursuant to Section 2 of this Agreement shall immediately cease, or if already paid, shall be recoverable in full by the Company.

          (d)      Employee has not instituted, assisted, or otherwise participated in connection with, any complaint, claim, charge, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Company. To the extent permitted by law, Employee waives his right to institute in the future any complaint, claim, charge, lawsuit, or administrative proceeding, or action at law or otherwise against the Company, and agree not to accept any relief or recovery from any such action or proceeding filed on his behalf, other than any complaint, claim, charge, lawsuit, or administrative proceeding, or action at law in connection with, or resulting from, the Company’s breach of any term of this Agreement.

          (e)      Employee hereby represents that from the Separation Date onward (i) Employee has not made and will not make any representations, warranties, or commitments binding the Company and (ii) Employee has not executed and will not execute any agreement on behalf of the Company, nor did Employee or shall Employee hold himself out to have such authority.

          (f)      Upon reasonable advance written notice, during mutually agreeable time periods, and provided the foregoing shall not interfere with Employee’s then current employment, Employee agrees to make himself available to the Company in any pending or future governmental or regulatory investigation, civil or administrative proceeding, or arbitration, subject to any privileges that Employee may have and to his other personal and business commitments. The Company will reimburse Employee for any loss of salary and all reasonable costs and expenses incurred by Employee in connection with any such proceeding or arbitration.

          (g)      Employee hereby represents that Employee has not assigned to any person or entity any claim, including, without limitation, Claims that arose or could have arisen against the Company, or its past, present and future parents, Affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts and each of their respective past, present and future directors, officers, partners, shareholders, members, managers, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees.

          (h)      Employee acknowledges that he has been advised to consult, and has consulted, with legal counsel of his choosing, at his own expense, regarding the meaning and binding effect of this Agreement and each and every term hereof prior to executing it.

         (i)      Employee, intending to be legally bound hereby, certifies and warrants that he has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that he is competent to understand the content and effect of this Agreement.

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          (j)      Employee acknowledges that he was given a period of 21 days within which to consider this Agreement and to the extent he executes this Agreement before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Employee shall have the right to cancel and revoke this Agreement during a period of 7 days following executing this Agreement, and this Agreement shall not become effective, and no payments or benefits shall be made or provided pursuant to this Agreement, until the day after the expiration of such 7-day period. The 7-day period of revocation shall commence upon Employee executing this Agreement. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of such 7-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

     7.      Headings. The headings contained in this Agreement are not part of this Agreement and are included solely for ease of reference.

     8.      Integration and Modification. Employee declares and represents that no promise or agreement has been made to him other than those expressed herein. Except as stated herein, this Agreement and the Option Agreements, constitute the entire agreement of the parties and supersedes all prior understandings, whether oral or written, between them. Any modification of this Agreement must be made in writing and signed by all parties.

     9.      Severability. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

     10.      Notices. All notices and other communications set forth in this Agreement are to be deemed delivered the day they are sent if sent by same day or overnight commercial service to the applicable party at the following address (or such other address for a party as may be specified by like notice):

     If to Employee:

Charan Behl
PO Box 376
Commack, NY 11725

     If to the Company:

Elite Pharmaceuticals, Inc.
165 Ludlow Avenue
Northvale, NJ 07647
Attention: Chief Executive Officer or Chief Financial Officer
Facsimile: (201) 750-2755

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     With a copy to:

Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st floor
New York, NY 10022
Attention: Lauren K. Kluger, Esq.
Facsimile: (212) 371-5500

     11.      Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice or conflict of laws provisions). Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York in all actions or proceedings arising out of or relating to this Agreement. Each of the parties agrees that all actions or proceedings arising out of or relating to this Agreement must be litigated exclusively in any such state or federal court that sits in the City of New York, Borough of Manhattan, and accordingly, each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such litigation in any such court.

     12.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

     13.      Equitable Remedies. Employee acknowledges and agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement. Accordingly, Employee agrees that if he breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

[Remainder of page intentionally left blank. Signature page follows.]

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     IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the parties have executed this Separation Agreement and General Release of Claims as of the date first written above.

CHARAN BEHL

ELITE PHARMACEUTICALS, INC.

By:
Name: Chris Dick
Title: Chief Operating Officer

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EXHIBIT A

Incentive Stock Option Letter Agreements Dated November 13, 2006